Exhibit 3.1

SOVRAN SELF STORAGE, INC.

ARTICLES SUPPLEMENTARY

          Sovran Self Storage, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST:  Under a power contained in Article VII of the charter of the Corporation (the "Charter"), the Board of Directors, by duly adopted resolutions, reclassified and designated all 1,700,000 authorized but unissued shares of the 9.85% Series B Cumulative Redeemable Preferred Stock of the Corporation (the "Series B Preferred Stock"), as shares of Preferred Stock, $.01 par value per share, of the Corporation with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as set forth in the Charter.

          SECOND:  The Series B Preferred Stock has been reclassified and designated by the Board of Directors under the authority contained in the Charter.

          THIRD:  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

          FOURTH:  The undersigned Chairman of the Board and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chairman of the Board and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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          IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman of the Board and Chief Executive Officer and attested to by its Secretary on this 31st day of May, 2011.

ATTEST:	SOVRAN SELF STORAGE, INC.
/s/ David Rogers	By: /s/ Robert J. Attea
David Rogers Secretary	Robert J. Attea Chairman of the Board and Chief Executive Officer